Exhibit 99

UMH PROPERTIES, INC. Q3 2024 OPERATIONS UPDATE

FREEHOLD, NJ, October 3, 2024……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our third quarter 2024 operating results:

1. As of quarter end, UMH achieved an equity market capitalization of over $1.5 billion.

2. During the third quarter, UMH converted 179 new homes from inventory to revenue generating homes. UMH now owns approximately 10,300 rental homes with an occupancy rate of 94.4%.

3. During the third quarter, UMH sold 100 homes of which 32 were new home sales. Gross home sales revenue for the third quarter was $8.7 million as compared to $7.9 million last year, representing an increase of approximately 10%.

4. Year to date, overall occupancy increased by 235 units to 87%. During the third quarter, overall occupancy increased by 39 units. Year over year, overall occupancy increased by 271 units.

5. Our occupancy gains and rent increases achieved throughout 2023 and 2024 have increased our September 2024 rental and related charges by approximately 8%, resulting in our annualized monthly rent roll generating $206 million.

6. We issued and sold approximately 5.7 million shares of Common Stock through our At-the-Market Sale program at a weighted average price of $18.93 per share, generating gross proceeds of $108.4 million.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “UMH’s operating results continue to meet our expectations. Our communities are experiencing strong demand for sales and rental homes as demonstrated by our increased occupancy rates and our 10% increase in sales of manufactured homes. We currently have 284 homes on site that are ready for occupancy or being set up and another 240 homes expected to be delivered soon. This inventory will allow us to continue our organic growth through our sales and rental programs. With the unfortunate widespread loss of homes resulting from Hurricane Helene, we expect the demand for low cost, affordable housing to only increase.

“We opportunistically raised approximately $108 million through our common ATM at share prices close to our 52-week high. This capital was used in part to pay down our line of credit, which should result in a reduction of interest expense. Additionally, we are actively deploying this capital into our rental home program, the financing of home sales, expansions and capital improvements which should generate accretive returns.

“We have positioned the company with a strong balance sheet so that we can continue to invest in our communities and be prepared to acquire new communities when accretive investment opportunities become available.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter ending September 30, 2024. UMH’s full Third Quarter 2024 results will be released on Wednesday, November 6, 2024, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, November 7, 2024, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 136 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062